PROSPECTUS

                                 396,169 SHARES

                                     [LOGO]

                               BMC SOFTWARE, INC.

                 396,169 SHARES OF COMMON STOCK, $.01 PAR VALUE

                             ---------------------

    All of the shares of Common Stock offered hereby are being sold by certain stockholders (the "Selling Stockholders") of the Company. See "Selling Stockholders." The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

    The Common Stock is quoted on the NASDAQ National Market under the Symbol "BMCS." On November 21, 1995, the last reported sales price for the Common Stock on the NASDAQ National Market was $35.375 per share. The shares of Common Stock offered hereby may be sold from time to time in ordinary brokerage transactions on the NASDAQ National Market, in the over-the-counter market or in privately negotiated transactions, through agents or directly to one or more purchasers, at the prevailing market price, at prices related to such prevailing market prices, at fixed prices which may be changed or at negotiated prices. The Selling Stockholders may effect such transactions by selling the shares of Common Stock offered hereby to or through agents, underwriters or registered broker-dealers, and such persons may require compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchaser of such shares of Common Stock. The Selling Stockholders may pledge the shares of Common Stock from time to time in connection with such Selling Stockholders' financing arrangements. To the extent any such pledgee exercises their rights to foreclose on any such pledge and sell the underlying shares of Common Stock, such pledgee, including but not limited to Goldman, Sachs & Co., Morgan Stanley & Co., Incorporated and Prudential Securities, Inc., may be deemed underwriters with respect to such shares of Common Stock and sales by them may be effected under this Prospectus.

    All expenses of registration incurred in connection with the shares of Common Stock offered hereby will be paid by the Company. All selling and other expenses incurred by the Selling Stockholders will be paid by the Selling Stockholders. The Company has agreed to indemnify the Selling Stockholders against certain liabilities under the Securities Act of 1933, as amended.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION  NOR HAS THE
       SECURITIES AND EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES
            COMMISSION  PASSED UPON THE  ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO  THE
                           CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is November 21, 1995

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Public Reference Section of the Commission at 450 West Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    The Company has filed with the Commission a Registration Statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which were omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

    The Common Stock is traded on the NASDAQ National Market and such reports, proxy and information statements and other information concerning the Company are available at the offices of the NASDAQ located at 1735 K Street, N.W., Washington, D.C. 20006.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents previously filed by the Company with the Commission are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended March 31, 1995; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended June 30 and September 30, 1995; (iii) the Company's Current Report on Form 8-K dated October 6, 1995; and (iv) the description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on August 25, 1988.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents which are incorporated by reference herein, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to the Office of the Corporate Secretary, BMC Software, Inc., 2101 City West Boulevard, Houston, Texas 77042-2827 (Telephone number (713) 918-8800).

                                  THE COMPANY

    BMC's principal executive offices are located at 2101 City West Boulevard, Houston, Texas 77042-2827, and its telephone number at such address is (713) 918-8800.

                                USE OF PROCEEDS

    All proceeds from the sale of shares of Common Stock offered hereby will go to the Selling Stockholders. The Company will not receive any consideration for the shares of the Common Stock registered hereunder.

                              SELLING STOCKHOLDERS

    The following table sets forth the names of and number of shares of Common Stock held as of the date of this Prospectus that are registered hereunder:

NAME                                                               NUMBER OF SHARES
-----------------------------------------------------------------  -----------------
Amir Moussavian                                                           151,783
Novus Ventures                                                             62,081
Colin Cooper                                                               34,689
Bob Brown                                                                  25,419
Scott Neill                                                                23,711
Howard Grannick                                                            22,627
Dr. Farzan Alami-Rad                                                       16,746
Amy Fei                                                                    15,284
Mike Price                                                                 12,418
George Bragg                                                                8,277
Maria Angelini                                                              5,980
Deborah Allen                                                               3,956
Bill Kennon                                                                 2,093
Nancy Wagner                                                                2,093
Dennis Morin                                                                2,069
Jay Kear                                                                    2,069
Robert Harbison                                                             1,655
Daniel Martin                                                                 755
Jeff Trenkle                                                                  653
Joseph Maffia                                                                 529
James McDonald                                                                334
Ruby Elam                                                                     271
Carl Lindberg                                                                 210
Roark Hennessy                                                                199
Robert Grissom                                                                139
Deborah Donatelli                                                             129

                                 LEGAL MATTERS

    The validity of the Common Stock offered hereby has been passed upon for the Company by Vinson & Elkins L.L.P.

                                    EXPERTS

    The audited consolidated financial statements and schedules of the Company incorporated by reference in this Prospectus and elsewhere in the Registration Statement, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

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    NO  DEALER,  SALESMAN  OR  OTHER  PERSON HAS  BEEN  AUTHORIZED  TO  GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, BY ANY SELLING STOCKHOLDER OR UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES COVERED HEREBY IN ANY JURISDICTION OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                    -----
Available Information..........................           1

Incorporation of Certain Information by
 Reference.....................................           1

The Company....................................           2

Use of Proceeds................................           2

Selling Stockholders...........................           2

Legal Matters..................................           2

Experts........................................           2

                                     [LOGO]

                               BMC SOFTWARE, INC.

                                 396,169 SHARES
                                  COMMON STOCK
                                ($.01 PAR VALUE)

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                               NOVEMBER 21, 1995

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